Exhibit 23.9

CONSENT OF RICHARD D. TIFFT III

Reference is made to the Annual Report on Form 40-F (the “40-F”) of Ivanhoe Mines Ltd. (the “Company”) filed with the United States Securities and Exchange Commission on April 2, 2007, pursuant to the Securities Exchange Act of 1934, as amended.

I hereby consent to the use of and reference to my name as a Qualified Person for the Nariin Sukhait Technical Report under the heading “Item 3: Description of the Business – Mongolian Coal Division – Nariin Sukhait Project” in the Company’s Annual Information Form for the year ended December 31, 2006, dated March 30, 2007, and in the 40-F, which are incorporated by reference into the registration statement on Form S-8 (File Nos. 333-113048, 333-128205 and 333-135595) of Ivanhoe Mines Ltd.

RICHARD D. TIFFT III
/s/ Richard D. Tifft III
Title: V.P. Geologic Services
Company: Norwest Corporation

Dated: May 24, 2007